Exhibit 99.1

Spero Therapeutics Announces Second Quarter 2026 Operating Results and Provides Business Update

•	Entered an exclusive license agreement with Innovent Biologics for SP001, a Phase 2-ready, third-generation anti-CD40L antibody for immune-mediated diseases

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U.S. Food and Drug Administration approved Utebzi™ (tebipenem pivoxil), the first and only oral carbapenem antibiotic for adults with complicated urinary tract infections (cUTIs), including pyelonephritis

•	Closed $105 million non-recourse, non-dilutive financing backed by a portion of future Utebzi milestones and royalties, extending cash runway into the second half of 2029

•	Appointed Debra Zack, M.D., Ph.D., as Chief Medical Officer

•	Conference call today at 5pm EDT

CAMBRIDGE, Mass., Aug 12, 2026 – Spero Therapeutics, Inc. (Nasdaq: SPRO), a clinical-stage biopharmaceutical company focused on advancing next-generation medicines in immunology and inflammation, today announced financial results for the second quarter ended June 30, 2026, and provided a corporate update.

“During the second quarter, we achieved several defining milestones that have fundamentally strengthened Spero’s business. We entered the quarter as a company preparing for an important regulatory milestone and have since then announced the FDA approval of Utebzi; a new Phase 2-ready immunology program with SP001; and financing that positions us to continue executing on our mission to deliver transformative therapies to patients,” said Esther Rajavelu, President and Chief Executive Officer of Spero. “As we look to the remainder of 2026, our priorities are to advance SP001 toward a Phase 2 study in IgG4-related disease and continue evaluating additional development opportunities in immune-mediated diseases to expand the SP001 value proposition, while maintaining our disciplined approach to execution.”

Recent Business Highlights

Exclusive License Agreement with Innovent Biologics for SP001

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In July 2026, Spero entered into an exclusive license agreement with Innovent Biologics, Inc. for SP001. Spero gained exclusive rights to develop, research, manufacture, and commercialize SP001 worldwide, excluding Greater China (Mainland China, Hong Kong, Macau, and Taiwan), where Innovent retains rights.

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SP001 is a third-generation, fully humanized, Fc-silent IgG1 monoclonal antibody targeting CD40L, an upstream immune activation signal involved in T-cell, B-cell, antigen-presenting cell, and platelet biology. Innovent completed two healthy volunteer Phase 1 trials, a single ascending dose (“SAD”) study and a multiple ascending dose (“MAD”) study, as well as a Phase 1b MAD study in patients with primary Sjögren’s disease (“SjD”). Data from the Phase 1b SjD study were presented in a poster session at the EULAR 2026 Congress.

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Spero plans to advance SP001 into a Phase 2 study in IgG4-related disease (IgG4-RD), a serious, rare chronic fibroinflammatory disease with significant treatment burden and limited therapeutic options.

Utebzi (tebipenem pivoxil) U.S. FDA Approval

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In June 2026, Spero and GSK announced that the U.S. Food and Drug Administration (FDA) approved Utebzi for the treatment of complicated urinary tract infections (cUTIs), including pyelonephritis, caused by certain susceptible pathogens in adult patients who have limited or no alternative oral treatment options. Utebzi is the first and only oral carbapenem antibiotic approved for these patients. The product is expected to be made available by GSK to U.S. patients by the end of 2026. GSK holds commercialization rights in the U.S. and Europe.

$105 Million Non-Recourse, Non-Dilutive Royalty Financing

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In July 2026, Spero announced a non-recourse, non-dilutive royalty financing with affiliates of HealthCare Royalty Partners, a business of KKR (HCRx), for $105 million in gross proceeds, in exchange for rights to a portion of the anticipated payments from sales of Utebzi owing from GSK (GSK Proceeds).

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The transaction is structured as a non-recourse Note Purchase and Guaranty Agreement (NPA) generally payable solely from the GSK proceeds, and a Royalty and Milestone Payment Interest Purchase and Sale Agreement (RPA) under which the Company may retain 35% interest in the GSK Proceeds arising after required payments under the NPA, preserving potential long-term upside from the asset.

•	The proceeds will primarily support advancement of SP001.

Corporate

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In July 2026, Spero announced the appointment of Debra Jeske Zack, M.D., Ph.D., as Chief Medical Officer. Dr. Zack is a board-certified rheumatologist with a Ph.D. in immunology and brings more than 25 years of leadership in developing therapeutics for immune-mediated diseases. She will oversee Spero’s clinical development strategy and organization as the Company advances its immunology program.

Second Quarter 2026 Financial Results

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Spero reported a net loss of $9.6 million for the second quarter of 2026 compared to a net loss of $1.7 million for the second quarter of 2025, or a diluted net loss per share of common stock of $0.16 and $0.03, respectively.

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No revenue was recognized for the second quarter of 2026, compared to total revenue of $14.2 million for the second quarter of 2025, as all deferred revenue under the collaboration agreements was recognized in prior periods and all grant revenue has been fully recognized, and the awards have been completed and closed out.

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Research and development expenses for the second quarter of 2026 were $3.4 million, compared to $10.7 million of research and development expenses for the same period in 2025. The decrease in research and development expenses was a result of decreased clinical activities related to our pivotal Phase 3 clinical trial of Utebzi, which was stopped early for efficacy in the first half of 2025, and a decrease in personnel related costs.

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General and administrative expenses for the second quarter of 2026 were $6.5 million, compared to $5.9 million of general and administrative expenses for the same period in 2025. The increase was a result of increased legal and business development costs, offset partially by a decrease in personnel related costs.

•	As of June 30, 2026, cash and cash equivalents were $50.8 million. This balance does not reflect the proceeds from the royalty financing completed in July 2026.

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The company expects that its cash and cash equivalents at June 30, 2026, together with the proceeds of the royalty financing, will be sufficient to fund operating expenses and capital expenditure into the second half of 2029.

For further details on Spero’s financials, refer to Spero’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission (SEC) today.

Conference call and webcast

Management will host a conference call and live audio webcast at 5:00 pm EDT today, August 12, to discuss the results and provide a business and pipeline update. To access the call, please dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) and refer to conference ID 13762082, or click on this link to request a return call. The webcast for the event can be accessed live on this link, or on the Investor Relations page of the Spero Corporate website at https://www.sperotx.com/. The archived webcast will be available for 30 days following the call.

About SP001

SP001 is a third-generation, potential best-in-class, fully humanized, Fc-silent IgG1 monoclonal antibody targeting CD40L, an upstream immune activation signal involved in T-cell, B-cell, antigen-presenting cell, and platelet biology. By blocking CD40L, SP001 has the potential to provide a targeted non-B-cell-depleting treatment across multiple immune-mediated diseases where immune-cell interactions drive chronic inflammation, relapse, and tissue damage. SP001 is designed to address platelet activation concerns associated with earlier anti-CD40L antibodies, while preserving key monoclonal antibody properties, including FcRn interaction that supports IgG-like half-life.

About Spero Therapeutics

Spero Therapeutics is a clinical-stage biopharmaceutical company focused on advancing next-generation medicines for patients with serious immune-mediated diseases. The company’s lead program, SP001, is a third-generation, Fc-silent anti-CD40L monoclonal antibody being advanced first in IgG4-related disease, with potential for development in additional immunological & inflammatory diseases. For more information, visit www.sperotx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include, but are not limited to, statements relating to Spero’s plans to advance SP001 into a Phase 2 study in IgG4-related disease; Spero’s plans to explore the use of SP001, and the role of CD40L inhibition, in additional autoimmune and inflammatory diseases; the anticipated benefits of the non-dilutive royalty-backed transaction, including the anticipated use of proceeds; Spero’s expectation that Utebzi will be made available to U.S. patients by the end of 2026; anticipated cash runway, and future milestones. Forward-looking statements are based on Spero’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, risks related to the completion and integration of the Innovent transaction; Spero’s ability to successfully develop SP001; the timing and outcome of clinical trials and regulatory interactions; the ability to obtain and maintain regulatory approvals; potential safety, efficacy, manufacturing, supply, intellectual property, financing, competitive, and market risks; and other risks described in Spero’s filings with the Securities and Exchange Commission. Spero undertakes no obligation to update any forward-looking statements, except as required by law.

Investor Relations Contact:

Shai Biran, PhD

Spero Therapeutics

IR@Sperotherapeutics.com

Media Inquiries:

media@sperotherapeutics.com

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2026	2025
Cash and cash equivalents	$50,774	$40,265
Other assets	1,992	28,654

Total assets	$52,766	$68,919

Total liabilities	8,562	9,898
Total stockholder’s equity	44,204	59,021

Total liabilities and stockholders’ equity	$52,766	$68,919

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Grant revenue	$—	2,387	$—	3,150
Collaboration revenue - related party	—	11,802	258	16,901
Collaboration revenue	—	—	—	12

Total revenues	—	14,189	258	20,063
Operating expenses:
Research and development	3,434	10,672	6,343	24,278
General and administrative	6,492	5,878	11,379	12,702
Restructuring	—	83	—	258

Total operating expenses	9,926	16,633	17,722	37,238

Loss from operations	(9,926)	(2,444)	(17,464)	(17,175)
Total other income, net	374	744	709	1,609

Net loss	$(9,552)	$(1,700)	$(16,755)	$(15,566)

Net loss per share attributable to common shareholders per share, basic and diluted	$(0.16)	$(0.03)	$(0.29)	$(0.28)
Weighted average shares outstanding, basic and diluted:	57,968,608	56,026,767	57,626,986	55,703,275